Exhibit 4.9

AMENDED AND RESTATED

MANAGEMENT EQUITY AGREEMENT

THIS AMENDED AND RESTATED MANAGEMENT EQUITY AGREEMENT (this “Agreement”) is made as of December 1, 2005 (the “Effective Date”), among JSG Packaging Limited, a private limited company organized under the laws of Ireland (the “Company”), and each of the executives that become party hereto from time to time pursuant to the Management Equity Plan (as hereinafter defined) by executing a signature page to be attached hereto or is otherwise party to this Agreement by way of signature to the Prior Agreement (each, an “Executive”).

Each of the Executives party hereto has previously acquired Class A Convertible Shares, Class B Convertible Shares, Class C Convertible Shares and Ordinary Shares, which had the rights and privileges set forth in the Company’s Articles of Association and that certain Management Equity Agreement, dated as of February 6, 2004 (as amended from time, the “Prior Agreement”).

The Company is party to that certain Share Purchase Agreement, dated as of November 23, 2005, by and among the Company, JSG Acquisitions, Smurfit Kappa Feeder G.P. Limited (in its capacity as general partner of Smurfit Kappa Feeder Limited) (the “Kappa Investor”) and certain other Persons party thereto, pursuant to which, subject to satisfaction or waiver of the conditions specified therein, a Subsidiary of the Company has agreed to acquire all of the issued share capital of Kappa Holding B.V. (as amended from time to time, the “Kappa Purchase Agreement”). The date that the purchase and sale of the issued share of Kappa Holding B.V. is completed is referred to herein as the “Kappa Completion Date.”

In connection with the transactions contemplated by the Kappa Purchase Agreement, (i) each Ordinary Share issued to Executives prior to the date of this Agreement is being reclassified as one Class A Ordinary Share, (ii) the Company is offering the Executives the opportunity to convert, on a one-for-one basis, each Class A Convertible Share, Class B Convertible Share and Class C Convertible Share into, respectively, one Class E Convertible Share, Class F Convertible Share and Class G Convertible Share, and (iii) the Company is offering to certain Electing Executives (as hereinafter defined) the opportunity to acquire Class H Convertible Shares which, upon vesting, will convert into Class I Convertible Shares in accordance with this Agreement and which shall Class I Convertible Shares will be convertible into Class B Ordinary Shares upon payment of the Class I Conversion Price.

The Convertible Shares and Ordinary Shares owned by an Executive, together with the Convertible Shares to be acquired by an Executive hereunder, are being issued pursuant to and subject to the JSG Packaging Limited Amended and Restated 2004 Management Equity Plan, a copy of which is attached as Annex A hereto (as amended from time to time in accordance with its terms, the “Management Equity Plan”). Capitalized terms not otherwise defined herein have the meanings set forth in paragraph 10 of this Agreement.

The parties hereto agree as follows:

1.                                       Conversion and Purchase of Convertible Shares by Electing Executives.

(a)                                  Exchange. Each Electing Executive, by his or her signature hereto, agrees that on the last day of the Election Period, automatically and without further action on the part of any such Electing Executive, (i) each Class A Convertible Share of the Company owned by such Electing Executive shall convert into one Class E Convertible Share of the Company, such that after giving effect to such conversion, such Electing Executive shall own an identical number of Class E Convertible Shares of the Company as the number of Class A Convertible Shares of the Company owned by such Electing Executive immediately prior to such conversion, (ii) each Class B Convertible Share of the Company owned by such Electing Executive shall convert into one Class F Convertible Share of the Company, such that after giving effect to such conversion, such Electing Executive shall own an identical number of Class F Convertible Shares of the Company as the number of Class B Convertible Shares of the Company owned by such Electing Executive immediately prior to such conversion, and (iii) each Class C Convertible Share of the Company owned by such Electing Executive shall convert into one Class G Convertible Share of the Company, such that after giving effect to such conversion, such Electing Executive shall own an identical number of Class G Convertible Shares of the Company as the number of Class C Convertible Shares of the Company owned by such Electing Executive immediately prior to such conversion. For the avoidance of doubt, upon completion of the conversion referred to in this paragraph 1(a), no Electing Executive shall have any further right, title or interest in Class A Convertible Shares, Class B Convertible Shares or Class C Convertible Shares and each Electing Executive agrees to deliver to the Company, for cancellation, all certificates representing the Class A Convertible Shares, Class B Convertible Shares and Class C Convertible Shares held by such holder.

(b)                                 Purchase of Class H Convertible Shares. At the Closing, each Electing Executive that, in accordance with the signature pages hereto, has been offered by the Company the opportunity to, and has elected to, acquire Class H Convertible Shares, shall subscribe in cash by electronic transfer in immediately available funds or by check to the Company for, and the Company shall issue to each such Electing Executive, the number of Class H Convertible Shares set forth on such Electing Executive’s signature page attached hereto, at a price of €0.001 per share (“Class H Convertible Subscription Price”). At the Closing, the Company shall deliver to each Electing Executive a copy of, and a receipt for, the certificate representing such Class H Convertible Shares purchased by such Electing Executive, against payment of the aggregate Class H Convertible Subscription Price for all the Class H Convertible Shares subscribed by such Electing Executive. By its execution hereof, each Electing Executive agrees that in the event that the Kappa Completion Date does not occur on or prior to March 31, 2006, each Class H Convertible Share shall be worth the Class H Convertible Subscription Price and such Electing Executive shall, at the request of the Company made at any time and from time to time, Transfer such number of Electing Executive’s Class H Convertible Shares to such Person (which may include the Company) as may be designated by the Company for a price per share equal to the Class H Convertible Subscription Price.

(c)                                  The Closing. The closing of the transactions contemplated by paragraph 1(b) foregoing (the “Closing”) shall take place at the offices of the Company at 10:00 a.m. on the Effective Date. At the Closing, the Company shall enter such Electing Executive’s name or, if applicable, the name of his nominee or custodian, on the Company’s register of members as the holder of the number of Class H Convertible Shares set forth on such Electing Executive’s signature page attached hereto.

(d)                                 Family Member. In event that any Ordinary Shares or Convertible Shares of the Company are held by any Family Member (including as a result of transfer after the date hereof), the rights, obligations, restrictions and conditions applicable to Executive Stock pursuant to this Agreement will be applicable to shares of such Executive Stock issued to or held by any Family Member as if held by such Executive and the issue or transfer to such Family Member shall be conditional upon such Family Member having agreed in writing to be bound by the provisions of this Agreement.

2.                                       Conversion Rules Regarding Convertible Shares.

(a)                                  Convertibility of Class A Convertible Shares, Class B Convertible Shares, Class C Convertible Shares, Class E Convertible Shares, Class F Convertible Shares, Class G Convertible Shares and Class H Convertible Shares. Each Class A Convertible Share, Class B Convertible Share, Class C Convertible Share, Class E Convertible Share, Class F Convertible Share and Class G Convertible Share will automatically convert into one Class D Convertible Share in accordance with this Agreement once it has fully vested. Each Class H Convertible Share will automatically convert into one Class I Convertible Share in accordance with this Agreement once it has fully vested.

(b)                                 Vesting. Subject to paragraph 2(c):

(i)                                     Each Executive’s Class A Convertible Shares shall become vested in accordance with the following schedule, if, but only if, as of each such date such Executive is and has continued to be employed by or to serve as an officer or director for the Company and its Subsidiaries:

Vesting Date	Cumulative Percentage of Class A Convertible Shares Vested
December 31, 2005	33.3%
December 31, 2006	66.7%
December 31, 2007	100%

None of an Executive’s Class A Convertible Shares shall become vested if such Executive ceases to be employed by, or to serve as an officer or director for, the Company or its

Subsidiaries prior to December 31, 2005. If any Executive ceases to be employed by, or to serve as an officer or director for, the Company or its Subsidiaries on any date other than any Vesting Date set forth in this paragraph 2(b)(i) after December 31, 2005, but prior to December 31, 2007, the cumulative percentage of such Executive’s Class A Cumulative Shares to become vested shall be determined on a pro rata basis according to the number of days elapsed since the immediately preceding Vesting Date. Notwithstanding the foregoing, upon the occurrence of a Sale of the Company or a Listing, all of an Executive’s Class A Convertible Shares which have not previously vested shall become vested and shall convert to an equal number of Class D Convertible Shares upon the occurrence of such event; provided that no Class A Convertible Shares shall vest for any Executive (or Executive’s transferees) upon the occurrence of a Sale of the Company or a Listing if the Executive holding such Class A Convertible Shares or from whom the Class A Convertible Shares were transferred is no longer employed by, or no longer serves as an officer or director for, the Company and its Subsidiaries as of the date of the occurrence of the Sale of the Company or a Listing.

(ii)                                  33.3% of the aggregate number of each Executive’s Class B Convertible Shares will become vested on each Applicable Class B Valuation Date if, but only if, the MDCP Co-Investor IRR as of such Applicable Class B Valuation Date equals or exceeds 25%; provided that if the MDCP Co-Investor IRR as of such Applicable Class B Valuation Date is greater than 15%, but less than 25%, the percentage of the aggregate Class B Convertible Shares which will become vested as of such Applicable Class B Valuation Date shall be the percentage determined by multiplying 3.33 by the number by which (A) the MDCP Co-Investor IRR as of the Applicable Class B Valuation Date exceeds (B) 15%. In the event that an Accelerated Valuation Date occurs prior to any Applicable Class B Valuation Date, 100% of the Class B Convertible Shares not previously vested pursuant to this paragraph 2(b)(ii) will become vested as of such Accelerated Valuation Date if, but only if, the MDCP Co-Investor IRR as of such Accelerated Valuation Date equals or exceeds 25%; provided that if the MDCP Co-Investor IRR as of the Accelerated Valuation Date is greater than 15%, but less than 25%, the percentage of Eligible Class B Convertible Shares which shall vest as of such Accelerated Valuation Date shall be the percentage determined by multiplying 10 by the number by which (A) the MDCP Co-Investor IRR as of the Accelerated Valuation Date exceeds (B) 15%. Vesting with respect to the Class B Convertible Shares shall be cumulative such that if the MDCP Co-Investor IRR as of an Accelerated Valuation Date or any subsequent Applicable Class B Valuation Date is greater than any preceding Applicable Class B Valuation Date, the percentage of each Executive’s entire holding of Class B Convertible Shares vested shall be recalculated to be equal to the percentage vested for such Accelerated Valuation Date or subsequent Applicable Class B Valuation Date (i.e., if the MDCP Co-Investor IRR as of a preceding Applicable Class B Valuation Date was 15% and the MDCP Co-Investor IRR as of a subsequent Applicable Class B Valuation Date is 20%, the aggregate percentage of Class B Convertible Shares vested (inclusive of Class B Convertible Shares already vested as of such preceding Applicable Class B Valuation Date) with respect to both Applicable Class B Valuation Dates shall be, effective as of the subsequent Applicable Class B Valuation Date, 50%). For the avoidance of doubt, in the event that an Accelerated Valuation Date arises prior to any Applicable Class B Valuation Date, the determination of vesting with respect to all unvested Class B Convertible Shares otherwise eligible for vesting on any subsequent Applicable Class B Valuation Date shall be made solely as of such Accelerated Valuation Date and shall not be re-eligible for vesting as of such subsequent Applicable Class B Valuation Date. Notwithstanding anything else to the contrary set forth in this paragraph 2(b)(ii), no Class B Convertible Shares shall vest for any Executive (or Executive’s transferees) as of any Applicable Class B Valuation Date or Accelerated Valuation Date if the Executive holding such Class B Convertible Shares or from whom the Class B Convertible Shares were transferred is no longer employed by, or no longer serves as an officer, or director for, the Company and its Subsidiaries as of such Applicable Class B Valuation Date or Accelerated Valuation Date.

(iii)                               100% of each Executive’s Class C Convertible Shares will become vested on the Class C Valuation Date if, but only if, the MDCP Co-Investor IRR as of the Class C Valuation Date is equal to or greater than 30%. In the event that an Accelerated Valuation Date occurs prior to the Class C Valuation Date, 100% of the Class C Convertible Shares will become vested as of such Accelerated Valuation Date if, but only if, the MDCP Co-Investor IRR as of such Accelerated Valuation Date is equal to or greater than 30%. For the avoidance of doubt, in the event that an Accelerated Valuation Date arises prior to the Class C Valuation Date, the determination of vesting with respect to all unvested Class C Convertible Shares otherwise eligible for vesting on the subsequent Class C Valuation Date shall be made solely as of such Accelerated Valuation Date and shall not be re-eligible for vesting as of such subsequent Class C Valuation Date. Notwithstanding anything else to the contrary set forth in this paragraph 2(b)(iii), no Class C Convertible Shares shall vest for any Executive (or Executive’s transferees) as of the Class C Valuation Date or Accelerated Valuation Date if the Executive holding such Class C Convertible Shares or from whom the Class C Convertible Shares were transferred is no longer employed by, or no longer serves as an officer or director for, the Company and its Subsidiaries as of such Class C Valuation Date or Accelerated Valuation Date.

(iv)                              Each Executive’s Class E Convertible Shares shall become vested in accordance with the following schedule, if, but only if, as of each such date such Executive is and has continued to be employed by or to serve as an officer or director for the Company and its Subsidiaries:

Vesting Date	Cumulative Percentage of Class E Convertible Shares Vested
December 31, 2008	33.3%
December 31, 2009	66.7%
December 31, 2010	100%

None of an Executive’s Class E Convertible Shares shall become vested if such Executive ceases to be employed by, or to serve as an officer or director for, the Company or its Subsidiaries prior to December 31, 2008. If any Executive ceases to be employed by, or to serve as an officer or director for, the Company or its Subsidiaries on any date other than any Vesting Date set forth in this paragraph 2(b)(iv) after December 31, 2008, but prior to December 31, 2010, the cumulative percentage of such Executive’s Class E Cumulative Shares to become vested shall be determined on a pro rata basis according to the number of days elapsed since the immediately preceding Vesting Date. Notwithstanding the foregoing, upon the occurrence of a Sale of the Company or a Listing, all of an Executive’s Class E Convertible Shares which have not previously vested shall become vested and shall convert to an equal number of Class D Convertible Shares upon the occurrence of such event; provided that no Class E Convertible Shares shall vest for any Executive (or Executive’s transferees) upon the occurrence of a Sale of the Company or a Listing if the Executive holding such Class E Convertible Shares or from whom the Class E Convertible Shares were transferred is no longer employed by, or no longer serves as an officer or director for, the Company and its Subsidiaries as of the date of the occurrence of the Sale of the Company or a Listing.

(v)                                 33.3% of the aggregate number of each Executive’s Class F Convertible Shares will become vested on each Applicable Class F Valuation Date if, but only if, the MDCP Co-Investor IRR as of such Applicable Class F Valuation Date equals or exceeds 20%; provided that if the MDCP Co-Investor IRR as of such Applicable Class F Valuation Date is greater than 15%, but less than 20%, the percentage of the aggregate Class F Convertible Shares which will become vested as of such Applicable Class F Valuation Date shall be the percentage determined by multiplying 6.66 by the number by which (A) the MDCP Co-Investor IRR as of the Applicable Class F Valuation Date exceeds (B) 15%. In the event that an Accelerated Valuation Date occurs prior to any Applicable Class F Valuation Date, 100% of the Class F Convertible Shares not previously vested pursuant to this paragraph 2(b)(v) will become vested as of such Accelerated Valuation Date if, but only if, the MDCP Co-Investor IRR as of such Accelerated Valuation Date equals or exceeds 20%; provided that if the MDCP Co-Investor IRR as of the Accelerated Valuation Date is greater than 15%, but less than 20%, the percentage of Eligible Class F Convertible Shares which shall vest as of such Accelerated Valuation Date shall be the percentage determined by multiplying 20 by the number by which (A) the MDCP Co-Investor IRR as of the Accelerated Valuation Date exceeds (B) 15%. Vesting with respect to the Class F Convertible Shares shall be cumulative such that if the MDCP Co-Investor IRR as of an Accelerated Valuation Date or any subsequent Applicable Class F Valuation Date is greater than any preceding Applicable Class F Valuation Date, the percentage of each Executive’s entire holding of Class F Convertible Shares vested shall be recalculated to be equal to the percentage vested for such Accelerated Valuation Date or subsequent Applicable Class F Valuation Date (i.e., if the MDCP Co-Investor IRR as of a preceding Applicable Class F Valuation

Date was 15% and the MDCP Co-Investor IRR as of a subsequent Applicable Class F Valuation Date is 17.5%, the aggregate percentage of Class F Convertible Shares vested (inclusive of Class F Convertible Shares already vested as of such preceding Applicable Class F Valuation Date) with respect to both Applicable Class F Valuation Dates shall be, effective as of the subsequent Applicable Class F Valuation Date, 50%). For the avoidance of doubt, in the event that an Accelerated Valuation Date arises prior to any Applicable Class F Valuation Date, the determination of vesting with respect to all unvested Class F Convertible Shares otherwise eligible for vesting on any subsequent Applicable Class F Valuation Date shall be made solely as of such Accelerated Valuation Date and shall not be re-eligible for vesting as of such subsequent Applicable Class F Valuation Date. Notwithstanding anything else to the contrary set forth in this paragraph 2(a)(v), no Class F Convertible Shares shall vest for any Executive (or Executive’s transferees) as of any Applicable Class F Valuation Date or Accelerated Valuation Date if the Executive holding such Class F Convertible Shares or from whom the Class F Convertible Shares were transferred is no longer employed by, or no longer serves as an officer, or director for, the Company and its Subsidiaries as of such Applicable Class F Valuation Date or Accelerated Valuation Date.

(vi)                              100% of each Executive’s Class G Convertible Shares will become vested on the Class G Valuation Date if, but only if, the MDCP Co-Investor IRR as of the Class G Valuation Date is equal to or greater than 25%. In the event that an Accelerated Valuation Date occurs prior to the Class G Valuation Date, 100% of the Class G Convertible Shares will become vested as of such Accelerated Valuation Date if, but only if, the MDCP Co-Investor IRR as of such Accelerated Valuation Date is equal to or greater than 25%. For the avoidance of doubt, in the event that an Accelerated Valuation Date arises prior to the Class G Valuation Date, the determination of vesting with respect to all unvested Class G Convertible Shares otherwise eligible for vesting on the subsequent Class G Valuation Date shall be made solely as of such Accelerated Valuation Date and shall not be re-eligible for vesting as of such subsequent Class G Valuation Date. Notwithstanding anything else to the contrary set forth in this paragraph 2(b)(vi), no Class G Convertible Shares shall vest for any Executive (or Executive’s transferees) as of the Class G Valuation Date or Accelerated Valuation Date if the Executive holding such Class G Convertible Shares or from whom the Class G Convertible Shares were transferred is no longer employed by, or no longer serves as an officer or director for, the Company and its Subsidiaries as of such Class G Valuation Date or Accelerated Valuation Date.

(vii)                           33.3% of the aggregate number of each Executive’s Class H Convertible Shares will become vested on each Applicable Class H Valuation Date if, but only if, the MDCP Co-Investor IRR as of such Applicable Class H Valuation Date equals or exceeds 20%; provided that if the MDCP Co-Investor IRR as of such Applicable Class H Valuation Date is greater than 15%, but less than 20%, the percentage of the aggregate Class H Convertible Shares which will become vested as of such Applicable Class H Valuation Date shall be the percentage determined by multiplying 6.66 by the number by which (A) the MDCP Co-Investor IRR as of the Applicable Class H Valuation Date exceeds (B) 15%. In the event that an Accelerated Valuation Date occurs prior to any

Applicable Class H Valuation Date, 100% of the Class H Convertible Shares not previously vested pursuant to this paragraph 2(b)(vii) will become vested as of such Accelerated Valuation Date if, but only if, the MDCP Co-Investor IRR as of such Accelerated Valuation Date equals or exceeds 20%; provided that if the MDCP Co-Investor IRR as of the Accelerated Valuation Date is greater than 15%, but less than 20%, the percentage of Eligible Class H Convertible Shares which shall vest as of such Accelerated Valuation Date shall be the percentage determined by multiplying 20 by the number by which (A) the MDCP Co-Investor IRR as of the Accelerated Valuation Date exceeds (B) 15%. Vesting with respect to the Class H Convertible Shares shall be cumulative such that if the MDCP Co-Investor IRR as of an Accelerated Valuation Date or any subsequent Applicable Class H Valuation Date is greater than any preceding Applicable Class H Valuation Date, the percentage of each Executive’s entire holding of Class H Convertible Shares vested shall be recalculated to be equal to the percentage vested for such Accelerated Valuation Date or subsequent Applicable Class H Valuation Date (i.e., if the MDCP Co-Investor IRR as of a preceding Applicable Class H Valuation Date was 15% and the MDCP Co-Investor IRR as of a subsequent Applicable Class H Valuation Date is 17.5%, the aggregate percentage of Class H Convertible Shares vested (inclusive of Class H Convertible Shares already vested as of such preceding Applicable Class H Valuation Date) with respect to both Applicable Class H Valuation Dates shall be, effective as of the subsequent Applicable Class H Valuation Date, 50%). For the avoidance of doubt, in the event that an Accelerated Valuation Date arises prior to any Applicable Class H Valuation Date, the determination of vesting with respect to all unvested Class H Convertible Shares otherwise eligible for vesting on any subsequent Applicable Class H Valuation Date shall be made solely as of such Accelerated Valuation Date and shall not be re-eligible for vesting as of such subsequent Applicable Class H Valuation Date. Notwithstanding anything else to the contrary set forth in this paragraph 2(a)(vii), no Class H Convertible Shares shall vest for any Executive (or Executive’s transferees) as of any Applicable Class H Valuation Date or Accelerated Valuation Date if the Executive holding such Class H Convertible Shares or from whom the Class H Convertible Shares were transferred is no longer employed by, or no longer serves as an officer, or director for, the Company and its Subsidiaries as of such Applicable Class H Valuation Date or Accelerated Valuation Date.

(viii)                        Notwithstanding the provisions of paragraphs (i) - (vii) foregoing, as a condition to accelerated vesting of such Executive’s Convertible Shares in connection with a Sale of the Company, such Executive shall, if requested by the purchaser of the Company and for no additional consideration therefor, agree to continued employment for up to 12 months following such Sale of the Company so long as such Executive’s compensation package and job description immediately following such Sale of the Company is substantially similar with respect to remuneration (other than with respect to equity participation), scope of duties, responsibility and job location to such Executive’s compensation package and job description immediately prior to such event.

(ix)                                The MDCP Co-Investor IRR on any Applicable Valuation Date shall be determined with reference to the Total Value of the Company and its Subsidiaries as of such Applicable Valuation Date, which Total Value (including the components thereof)

shall be determined, to the extent possible, on the basis of the audited annual financial statements for the Company and its Subsidiaries for the period ended on such Applicable Valuation Date and otherwise in good faith by the Company. The MDCP Co-Investor IRR as of such Applicable Valuation Date shall be calculated (A) assuming that on such Applicable Valuation Date, the MDCP Co-Investors are receiving MDCP Co-Investor Cash Inflows for any Preferred Equity Securities equal to the stated value thereof plus accrued but unpaid dividends thereon, are receiving MDCP Co-Investor Cash Inflows in an aggregate amount equal to the dividend or sale preference (if any) on the Class A Ordinary Shares owned by the MDCP Co-Investors, and with respect to their Ordinary Shares are receiving MDCP Co-Investor Cash Inflows equal to the Total Value multiplied by the percentage of fully-diluted Ordinary Shares of the Company held by the MDCP Co-Investors as of such Applicable Valuation Date and (B) with regard to all sales of equity securities prior to such Applicable Valuation Date by calculating all MDCP Co-Investor Cash Inflows received or receivable with respect to such equity securities sold prior to such Applicable Valuation Date. The MDCP Co-Investor IRR on an Accelerated Valuation Date that arises as a result of a Sale of the Company shall be determined on the basis of the aggregate MDCP Co-Investor Cash Inflows received or receivable by the MDCP Co-Investors in respect of all sales of equity securities of the Company by the MDCP Co-Investors through and including such Accelerated Valuation Date (and in the event that the MDCP Co-Investors have not sold all of their equity securities as of such Accelerated Valuation Date, assuming that the MDCP Co-Investors would sell their remaining Preferred Equity Securities at an amount equal to the stated value thereof plus accrued and unpaid dividends thereon and its remaining Ordinary Shares at the average price per share received or receivable by the MDCP Co-Investors in respect of their Ordinary Shares through such Accelerated Valuation Date and would receive the aggregate dividend or sale preference (if any) on their remaining Ordinary Shares). The MDCP Co-Investor IRR on an Accelerated Valuation Date that arises as a result of a Listing shall be determined assuming that the MDCP Co-Investors will receive MDCP Co-Investor Cash Inflows on such Accelerated Valuation Date with respect to all of their then-outstanding Ordinary Shares at the gross per share offering price for Ordinary Shares on the date that the Listing becomes effective (the “Offering Price”), will receive MDCP Co-Investor Cash Inflows in respect of all of their then-outstanding Preferred Equity Securities in an amount equal to the stated value thereof plus accrued and unpaid dividends and will receive MDCP Co-Investor Cash Inflows in respect of any sale or dividend preference then existing on the Class A Ordinary Shares, determined after giving effect to payment or conversion of such preference in connection with such Listing (with it being understood that all MDCP Co-Investor Cash Outflows and MDCP Co-Investor Cash Inflows for the MDCP Co-Investors with respect to Ordinary Shares sold prior to the date of such Listing shall be disregarded in calculating MDCP Co-Investor IRR on an Accelerated Valuation Date that arises as a result of a Listing).

(x)                                   In determining MDCP Co-Investor IRR for purposes of calculating vesting with respect to Class B Convertible Shares, Class F Convertible Shares and Class H Convertible Shares, as of any date of determination, all Class A Convertible Shares and all Class E Convertible Shares shall be assumed to have vested and been converted into

Class D Convertible Shares, a number of Class B Convertible Shares, Class F Convertible Shares and Class H Convertible Shares that would be vested and convertible as a result of the MDCP Co-Investor IRR calculation as of the date of determination shall be assumed to have vested and been converted into Class D Convertible Shares and Class I Convertible Shares, as applicable, no Class C Convertible Shares or Class G Convertible Shares shall be assumed to have vested and been converted into Class D Convertible Shares, and all Class D Convertible Shares and Class I Convertible Shares (including, in each case, as assumed issued as a result of this sentence) shall be assumed to have been converted into Ordinary Shares. In determining MDCP Co-Investor IRR for purposes of calculating vesting with respect to the Class C Convertible Shares and Class G Convertible Shares, as of any date of determination, all Class A Convertible Shares, Class B Convertible Shares, Class C Convertible Shares, Class E Convertible Shares, Class F Convertible Shares, Class G Convertible Shares and Class H Convertible Shares shall be assumed to have vested and been converted into Class D Convertible Shares and Class I Convertible Shares, as applicable, and all Class D Convertible Shares and Class I Convertible Shares (including, in each case, as assumed issued as a result of this sentence) shall be assumed to have been converted into Ordinary Shares.

(xi)                                In addition to the vesting otherwise herein described, all or any portion of the Class A Convertible Shares, Class B Convertible Shares, Class C Convertible Shares, Class E Convertible Shares, Class F Convertible Shares, Class G Convertible Shares and Class H Convertible Shares may be vested in the discretion of the Board exercised at any time; provided that, notwithstanding the foregoing, in no event shall the Board provide for accelerated vesting of the Class H Convertible Shares unless it contemporaneously provides for accelerated vesting, on a ratable basis, of the Class B Convertible Shares and Class F Convertible Shares.

(c)                                  Effect of Termination on Vesting. If at any time for any reason an Executive is no longer an employee of the Company or any of its Subsidiaries and also is no longer a director of the Company or any of its Subsidiaries, such Executive’s Convertible Shares shall be vested and fully convertible with respect to that portion of such Executive’s Convertible Shares that were vested and convertible on the date of such termination (such Executive’s “Termination Date”), and, unless otherwise determined by the Board, any portion of such Executive’s Convertible Shares that were not vested and convertible as of such Executive’s Termination Date shall not vest from and after the Termination Date and shall not be convertible into Class D Convertible Shares or Class I Convertible Shares, as applicable, from and after the Termination Date.

(d)                                 Conversion Procedures for Class D Convertible Shares and Class I Convertible Shares. An Executive may, upon payment in full in cash of the Class D Conversion Price per share, convert all or any portion of his or her outstanding Class D Convertible Shares into Class A Ordinary Shares at any time and from time to time and may, upon payment in full in cash of the Class I Conversion Price per share, convert all or any portion of his or her outstanding Class I Convertible Shares into Class B Ordinary Shares at any time and from time to time. As a condition to any conversion of any Class D Convertible Shares and/or Class I Convertible Shares, such Executive shall provide the Company with such evidence, representations, agreements or assurances as required by the Management Equity Plan. An Executive shall effect conversion of his Class D Convertible Shares into Class A Ordinary Shares and/or Class I Convertible Shares into Class B Ordinary Shares by delivering (i) written notice of such conversion to the Company (to the attention of the Company’s Chief Executive Officer or Secretary), together with such Executive’s written acknowledgment that he or she has read and has been afforded an opportunity to ask questions to the management of the Company regarding all financial and other information provided to or requested by such Executive regarding the Company and (ii) payment (x) in the case of conversion of Class D Convertible Shares, of an amount equal to the product of (A) the Class D Conversion Price per share multiplied by (B) the number of Ordinary Shares to be acquired upon such conversion and (y) in the case of conversion of Class I Convertible Shares, of an amount equal to the product of (A) the Class I Conversion Price per share multiplied by (B) the number of Ordinary Shares to be acquired upon such conversion. Payment of the conversion price for Class D Convertible Shares and Class I Convertible Shares shall be made in cash (including check, bank draft or money order) or, in the sole discretion of the Board, by delivery of a promissory note (if in accordance with policies approved by the Board). No Convertible Share issued hereunder or upon conversion of any other class of Convertible Shares, shall be convertible after the seventh anniversary of the Underlying Date of Issuance. When used herein, the “Underlying Date of Issuance” means (i) with respect to any Class A Convertible Share, Class B Convertible Share or Class C Convertible Share, the date of issuance for such Convertible Share (or in the event that such Convertible Share was issued in exchange for a Convertible Share of Jefferson Smurfit Group Limited, the date of issuance of such Convertible Share of Jefferson Smurfit Group Limited), (ii) with respect to any Class E Convertible Share, Class F Convertible Share, or Class G Convertible Share issued upon conversion of a Class A Convertible Share, Class B Convertible Share or Class C Convertible Share, respectively, the Kappa Completion Date, (iii) with respect to any Class E Convertible Share, Class F Convertible Share or Class G Convertible Share otherwise issued by the Company, the date of issuance of such Class E Convertible Share, Class F Convertible Share or Class G Convertible Share, (iv) with respect to any Class H Convertible Share issued on or prior to the Kappa Completion Date, the Kappa Completion Date, (v) with respect to any Class H Convertible Share issued after the Kappa Completion Date, the date of issuance of such Class H Convertible Share, and (vi) with respect to any Class D Convertible Share or Class I Convertible Share, the date of issuance for the Class A Convertible Share, the Class B Convertible Share, the Class C Convertible Share, the Class E Convertible Share, the Class F Convertible Share, the Class G Convertible Share or the Class H Convertible Share from which such Class D Convertible Share or Class I Convertible Share has been converted.

3.                                       Representations and Warranties: Acknowledgments.

(a)                                  In connection with the purchase and sale of Executive Stock, each Executive represents and warrants as follows:

(i)                                     Executive Stock previously acquired by, or being acquired by such Executive pursuant to this Agreement, shall not be disposed of in contravention of applicable securities laws.

(ii)                                  Such Executive is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Executive Stock.

(iii)                               Such Executive is able to bear the economic risk of such Executive’s investment in Executive Stock acquired hereunder for an indefinite period of time and acknowledges that the Executive Stock may not be sold in contravention of applicable securities laws.

(iv)                              This Agreement constitutes the legal, valid and binding obligation of such Executive, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by such Executive do not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which such Executive is a party or any judgment, order or decree to which such Executive is subject.

(v)                                 Any such Electing Executive (or a Family Member of such Electing Executive) is the beneficial owner of all of the Class A Convertible Shares, Class B Convertible Shares and Class C Convertible Shares of the Company being converted hereunder free and clear of all liens, encumbrances, charges, security interests, or restrictions on transfer and, as applicable, such Electing Executive has received for the benefit of the Company an agreement of such Family Member to the conversion of such Class A Convertible Shares, Class B Convertible Shares and Class C Convertible Shares as herein provided and the agreement of such Family Member to be bound by this Agreement.

(b)                                 As an inducement to the Company to issue Executive Stock hereunder to each Electing Executive and to each Executive to enter into this Agreement, and as a condition thereto, each such Executive acknowledges and agrees that:

(i)                                     neither the issuance of the Executive Stock hereunder to such Executive nor any provision contained herein shall entitle such Executive to remain in the employment of, or to serve as an officer or director to, the Group Companies or affect the right of the Company to terminate such Executive’s employment or service as an officer, or director at any time;

(ii)                                  this Agreement and the Management Equity Plan shall not form part of any contract of employment or contract for services between the Company or any Subsidiary and each Executive;

(iii)                               the benefit to each Executive of participation in this Agreement and the Management Equity Plan shall not form any part of his remuneration or count as his remuneration for any purpose and shall not be pensionable;

(iv)                              if an Executive ceases to be employed by the Company or any Subsidiary, he shall not be entitled to compensation for the loss of any right or benefit or prospective right or benefit under this Agreement and the Management Equity Plan whether by way of damages for unfair dismissal, wrongful dismissal, breach of contract or otherwise;

(v)                                 the Company shall have no duty or obligation to disclose to such Executive, and such Executive shall have no right to be advised of, any material information regarding the Company and its Subsidiaries at any time prior to, upon or in connection with the repurchase of Executive Stock upon the termination of such Executive’s employment with the Company and its Subsidiaries, the transfer of Executive Stock pursuant to paragraphs 4, 5, or 8 hereto, the conversion of a Convertible Share granted hereunder or as otherwise provided hereunder;

(vi)                              in the case of an Executive that is a Non-Electing Executive, the value of the Class E Convertible Shares, Class F Convertible Shares and Class G Convertible Shares, respectively, may be greater, either now or at any time in the future, than the value of the Class A Convertible Shares, Class B Convertible Shares and Class C Convertible Shares owned by such Non-Electing Executive, such Non-Electing Executive has conducted his or her own independent evaluation and made his or her own analysis as such Non-Electing Executive has deemed necessary, prudent or advisable in order for such Non-Electing Executive to elect not to complete the exchange referred to in paragraph 1 hereof, such Non-Electing Executive is entering into this Agreement without reliance upon any oral or written representations and warranties of any kind or nature by the Company or any of its Subsidiaries or Affiliates or any of their respective officers, directors, partners or employees, and that such Non-Electing Executive has not relied upon any statement of the Company or any of its Subsidiaries or Affiliates or any of their respective officers, directors, partners or employees regarding the value of the various classes of Convertible Shares and that no representation or warranty has been or is being made by the Company or any of its Subsidiaries or Affiliates or any of their respective officers, directors, partners and employees regarding the value of the various classes of Convertible Shares; and

(vii)                           in the case of an Executive that is an Electing Executive, the value of the Class E Convertible Shares, Class F Convertible Shares and Class G Convertible Shares, respectively, may be less, either now or at any time in the future, than the value of the Class A Convertible Shares, Class B Convertible Shares and Class C Convertible Shares owned by such Electing Executive prior to the exchange completed pursuant to paragraph 1 hereof, that such Electing Executive has conducted his or her own independent evaluation and made his or her own analysis as such Electing Executive has deemed necessary, prudent or advisable in order for such Electing Executive to elect to complete the exchange referred to in paragraph 1 hereof, that such Electing Executive is entering into this Agreement without reliance upon any oral or written representations and warranties of any kind or nature by the Company or any of its Subsidiaries or Affiliates or any of their respective officers, directors, partners or employees, and that such Electing Executive has not relied upon any statement of the Company or any of its Subsidiaries or Affiliates or any of their respective officers, directors, partners or employees regarding the value of the various classes of Convertible Shares and that no representation or warranty has been or is being made by the Company or any of its Subsidiaries or

Affiliates or any of their respective officers, directors, partners and employees regarding the value of the various classes of Convertible Shares.

4.                                       Redemption Option.

(a)                                  In the event (i) any Executive ceases to be employed by, or to serve as an officer, or director for, the Company or its Subsidiaries for any reason or, (ii) a Corporate Family Member of an Executive ceases for any reason to be a Corporate Family Member of such Executive and thereafter fails to comply with the requirements of paragraph 4(h) hereof, or (iii) any Corporate Family Member of an Executive shall fail to comply with any requirement made pursuant to paragraph 4(i) hereof (any such event being in respect of such Executive or Corporate Family Member, his or its “Termination”), all of the Redeemable Stock held by such Executive or, as the case may be, such Corporate Family Member (whether held by such Executive or Corporate Family Member or one or more of such Executive’s transferees) may be redeemed or purchased by the Company, the MDCP Co-Investors (in the case of redemptions or purchases of Redeemable Stock that are Class A Convertible Shares, Class B Convertible Shares, Class C Convertible Shares, Class D Convertible Shares, Class E Convertible Shares, Class F Convertible Shares, Class G Convertible Shares and Class A Ordinary Shares (the “MDCP Redeemable Stock”)) or the Kappa Investor (in the case of redemptions or purchases of Redeemable Stock that are Class H Convertible Shares, Class I Convertible Shares or Class B Ordinary Shares (the “Kappa Investor Redeemable Stock”)) pursuant to the terms and conditions set forth in this paragraph 4 (the “Redemption Option”). For the avoidance of doubt (but without prejudice to rights to redeem or purchase Ordinary Shares issued or issuable upon conversion of Convertible Shares), Ordinary Shares purchased directly from the Company (excluding for this purpose Ordinary Shares issued or issuable upon conversion of Convertible Shares) are not subject to redemption or purchase pursuant to this paragraph 4 or otherwise.

(b)                                 In the case of any Termination other than a termination of an Executive’s employment for Cause, the purchase price for each Class A Convertible Share, Class B Convertible Share, Class C Convertible Share, Class E Convertible Share, Class F Convertible Share, Class G Convertible Share and Class H Convertible Share shall be such Executive’s Original Cost for such share, and the purchase price for each Class D Convertible Share, Class I Convertible Share and Ordinary Share shall be the Fair Market Value for such share. In the event of an Executive’s termination for Cause, the purchase price for each Convertible Share and each Ordinary Share shall be the lower of (i) the Fair Market Value of such share and (ii) the Original Cost for such share.

(c)                                  The Company may elect to redeem or purchase all or any portion of an Executive’s Redeemable Stock by delivering written notice (the “Redemption Notice”) to the holder or holders of such Executive’s Redeemable Stock within 90 days after such Executive’s Termination (180 days in the case of such Executive’s Termination upon death or disability). The Redemption Notice shall set forth the number of shares of Redeemable Stock to be acquired from each holder of such Executive’s Redeemable Stock, the aggregate consideration to be paid for such shares and the time and place for the closing of the transaction. The number of shares to be redeemed or purchased by the Company shall first be satisfied to the extent possible from the shares of Redeemable Stock held by such Executive at the time of delivery of the Redemption

Notice. If the number of shares of Redeemable Stock then held by such Executive is less than the total number of shares of Redeemable Stock the Company has elected to redeem or purchase, the Company shall purchase the remaining shares elected to be redeemed or purchased from the other holder(s) of such Executive’s Redeemable Stock under this Agreement, pro rata according to the number of shares of such Executive’s Redeemable Stock held by such other holder(s) at the time of delivery of such Redemption Notice (determined as close as practicable to the nearest whole shares). The number of shares of Redeemable Stock to be purchased hereunder shall be allocated among such Executive and the other holders of such Executive’s Redeemable Stock (if any) pro rata according to the number of shares of such Executive’s Redeemable Stock to be purchased from such persons.

(d)                                 If for any reason following an Executive’s Termination, the Company does not elect to purchase all of such Executive’s Redeemable Stock pursuant to the Redemption Option, the MDCP Co-Investors shall be entitled to exercise the Redemption Option for the shares of MDCP Redeemable Stock the Company has not elected to purchase in accordance with paragraph 4(c) (the “MDCP Available Shares”) and the Kappa Investor shall be entitled to exercise the Redemption Option for the shares of Kappa Redeemable Stock the Company has not elected to purchase in accordance with paragraph 4(c) (the “Kappa Investor Available Shares”). As soon as practicable after the Company has determined that there will be MDCP Available Shares or Kappa Investor Available Shares, but in any event within 45 days after such Executive’s Termination, the Company shall give written notice (the “Redemption Option Notice”) to the MDCP Co-Investors and/or the Kappa Investor, as applicable, setting forth the number of MDCP Available Shares and/or Kappa Investor Available Shares and the aggregate purchase price therefor. The MDCP Co-Investors may elect to purchase any or all of the MDCP Available Shares by giving written notice to the Company within 30 days after the Redemption Option Notice has been given by the Company and the Kappa Investor may elect to purchase any or all of the Kappa Investor Available Shares by giving written notice to the Company within 30 days after the Redemption Option Notice has been given by the Company. As soon as practicable, and in any event within ten days after the expiration of the 30-day period set forth above, the Company shall notify each holder of Redeemable Stock as to the number of shares being purchased from such holder hereunder by the MDCP Co-Investors and/or the Kappa Investor (the “Supplemental Redemption Notice”). At the time the Company delivers the Supplemental Redemption Notice to the holder(s) of Redeemable Stock, the Company shall also deliver written notice to the MDCP Co-Investors and the Kappa Investor setting forth the number of shares the MDCP Co-Investors and the Kappa Investor are entitled to purchase, the aggregate purchase price and the time and place of the closing of the transaction.

(e)                                  The closing of the purchase and sale of the Redeemable Stock pursuant to the Repurchase Option shall take place on the date designated by the Company in the Redemption Notice or Supplemental Redemption Notice (as the case may be), which date shall not be more than 60 days nor less than five days after the delivery of the later of either such notice to be delivered. The Company and/or the Investors shall pay for the Redeemable Stock to be purchased pursuant to the Redemption Option by delivery of a check or wire transfer of funds in the aggregate amount of the purchase price for such shares. The purchasers of Redeemable Stock hereunder shall be entitled to receive customary representations and warranties from the sellers regarding the sellers’ good title to such shares free and clear of any liens or encumbrances).

(f)                                    In the event that the Company, the MDCP Co-Investors or the Kappa Investor elect to exercise rights to redeem or purchase Redeemable Stock pursuant to this paragraph 4, the Company, MDCP Co-Investors and the Kappa Investor shall make all Redeemable Stock acquired pursuant to this paragraph 4 available for sale to any member of the Company’s management approved in accordance with the Management Equity Plan as promptly as practicable after a transferee has been identified in accordance with the Management Equity Plan; provided that the obligations of the Company, the MDCP Co-Investors and the Kappa Investor pursuant to this paragraph 4(f) shall be subject to the management member so identified purchasing the Convertible Shares or Ordinary Shares at the same price, in the same manner and on the same terms on which the Company, the MDCP Co-Investors and the Kappa Investor acquired the Redeemable Stock.

(g)                                 The right of the Company, the MDCP Co-Investors and the Kappa Investor to repurchase Class D Convertible Shares, Class H Convertible Shares and Ordinary Shares pursuant to this paragraph 4 shall terminate upon the earlier of a Sale of the Company or a Listing.

(h)                                 If any Corporate Family Member shall cease to be a Corporate Family Member of an Executive, it shall be required forthwith to notify the Company of the fact and the manner of such cessation and within 30 days thereafter to transfer all Executive Stock held by it to such Executive and/or his Family Members.

(i)                                     The Company shall be entitled at any time to require any Corporate Family Member to procure the certification to the Company of the persons owning the voting shares of such Corporate Family Member and of the manner in which appointments of its directors are controlled, and of the beneficial ownership of all shares of such Corporate Family Member entitled to all of the capital, dividend and other economic interests therein, and to require that such certification shall be supported by appropriate opinions and/or declarations of counsel and directors of such Corporate Family Member.

(j)                                     If any Corporate Family Member shall fail to comply with a requirement of the Company made hereunder to the reasonable satisfaction of the Company and within a period reasonably specified by the Company for compliance, the Company shall be entitled by 30 days notice in writing to such Corporate Family Member to declare that unless it shall have complied with such requirement to the Company’s reasonable satisfaction within the period of such notice, it shall thereupon cease to be a Corporate Family Member and sub-paragraph (h) of this paragraph 4 shall thereupon have effect.

5.                                       Restrictions on Transfer.

(a)                                  Transfer of Executive Stock. No Executive shall sell, transfer, assign, pledge or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) (a “Transfer”) any interest in any shares of Executive Stock, except pursuant to the provisions of paragraph 4 hereof, this paragraph 5 or in connection with a Sale of the Company, unless otherwise agreed to by the Company.

(b)                                 Certain Permitted Transfers. The restrictions contained in this paragraph 5 shall not apply with respect to transfers of shares of Executive Stock (i) pursuant to applicable laws of descent and distribution, (ii) to an Executive’s Family Member, or (iii) to Corporate Family Members of such Executive; provided that such restrictions shall continue to be applicable to shares of such Executive Stock after any such transfer and the transferees of such Executive Stock shall have agreed in writing to be bound by the provisions of this Agreement.

(c)                                  Tag-Along Rights. At least 30 days prior to any sale by any MDCP Co-Investor or the Kappa Investor (as applicable, the “Transferring Shareholder”) of Ordinary Shares (excluding any Transfer or series of related Transfers (w) of up to an aggregate of 5% of the aggregate Ordinary Shares held by such Transferring Shareholder as of the Effective Date (in the case of the MDCP Co-Investors) or Kappa Completion Date (in the case of the Kappa Investor) (aggregating all Transfers made on or after the Effective Date or the Kappa Completion Date, as applicable), (x) in a Public Sale, (y) to any of its members or Affiliates or their members, partners, shareholders or Affiliates, or (z) to a member of management of the Company and its Subsidiaries (the “Excluded Transfers”)), such Transferring Shareholder shall deliver written notice (the “Sale Notice”) to each Executive specifying in reasonable detail the identity of the prospective transferee(s), the number of shares to be sold and the terms and conditions of the proposed Transfer. Each Executive may elect to include any Ordinary Shares, Class D Convertible Shares and Class I Convertible Shares in the contemplated Transfer at the same price per share and on the same terms by delivering written notice to the Transferring Shareholder within 30 days after delivery of the Sale Notice; provided that in the event that an Executive elects to transfer Class D Convertible Shares and/or Class I Convertible Shares pursuant to this paragraph 5(c), the price per share paid to an Executive in respect of each Class D Convertible Share and/or Class I Convertible Share shall be reduced by the Class D Conversion Price per share for such Class D Convertible Share and the Class I Conversion Price per share for such Class I Convertible Share and upon such Transfer and the payment of the per share price, each such Class D Convertible Share shall be convertible into one Class A Ordinary Share upon payment of the Class D Conversion Price per share to the Company and each such Class I Convertible Share shall be convertible into one Class B Ordinary Share upon payment of the Class I Conversion Price per share to the Company. If any Executive has elected to participate in such Transfer, each of the Transferring Shareholders and each such Executive shall be entitled to sell in the contemplated Transfer, at the same price and on the same terms (in each case, subject to the proviso to the immediately foregoing sentence), a number of Ordinary Shares, Class D Convertible Shares and Class I Convertible Shares equal to the product of (i) the quotient determined by dividing (A) the percentage of Ordinary Shares, Class D Convertible Shares and Class I Convertible Shares owned by such Person by (B) the aggregate percentage of Ordinary Shares, Class D Convertible Shares and Class I Convertible Shares collectively owned by all persons participating in such Transfer and (ii) the aggregate number of Ordinary Shares to be sold in the contemplated Transfer. For purposes of clause (i) and clause (ii) of the foregoing sentence, (x) in determining the number of Class B Ordinary Shares owned by the Kappa Investor, such Kappa Investor shall be deemed to own an additional number of Ordinary Shares determined by multiplying the number of all issued Class D Convertible Shares by the Relevant Proportion and (y) in determining the number of Class A Ordinary Shares owned by the MDCP Co-Investors and the Additional Investors, each MDCP Co-Investor and each Additional Investor shall be deemed to own an additional number of Ordinary Shares determined by multiplying the number of all issued Class I Convertible Shares by the Applicable Portion of such MDCP Co-Investor or Additional Investor, as the case may be.

For example, if the Sale Notice contemplated a sale of 100 Ordinary Shares, and if the MDCP Co-Investors participating in such Transfer at such time own 40% of all Ordinary Shares and if an Executive elects to participate and such Executive owns 2% of all Ordinary Shares and if other persons owning an aggregate of 10% of all Ordinary Shares elect to participate in the contemplated sale, the MDCP Co-Investors would be entitled to sell 76.9 shares (40% ÷ 52% x 100 shares), such Executive would be entitled to sell 3.9 shares (2% ÷ 52% x 100 shares) and the other persons would be entitled to sell 19.2 shares in the aggregate (10% ÷ 52% x 100 shares).

Each person transferring Ordinary Shares, Class D Convertible Shares and/or Class I Convertible Shares pursuant to this paragraph 5(c) shall pay his, her or its pro rata share (determined on the basis of consideration received or receivable by such person in such transaction relative to the aggregate consideration received or receivable by all persons participating in such transaction in their capacity as selling stockholders) of the reasonable expenses incurred by the persons transferring shares in connection with such Transfer and shall be obligated to join in any indemnification or other obligations that the Transferring Shareholder agrees to provide in connection with such Transfer (other than any such obligations that relate specifically to another person such as indemnification with respect to representations and warranties given by such other person regarding such other person’s title to and ownership of Ordinary Shares, Class D Convertible Shares and/or Class I Convertible Shares). Notwithstanding the foregoing, other than with respect to representations and warranties given by such person regarding such person’s title to and ownership of Ordinary Shares, Class D Convertible Shares and Class I Convertible Shares and covenants regarding such person, (x) the aggregate indemnification obligations or other obligations for which such person shall be liable shall not exceed such person’s pro rata portion (determined on the basis of consideration received or receivable by such person in such transaction relative to the aggregate consideration received or receivable by all persons participating in such transaction in their capacity as selling stockholders) of such indemnification obligation or other obligation and (y) in no event shall any holder of Executive Stock be required to assume any indemnification or other obligation in excess of the greater of (A) 50% of the after-tax proceeds received or receivable by such person as a result of such transaction and (B) the aggregate Acquisition Cost for the equity securities sold by such holder in such transaction.

(d)                                 Termination of Restrictions.

(i)                                     The restrictions on Transfer and holding of shares of Executive Stock set forth in this paragraph 5 shall continue with respect to each share of Executive Stock following any Transfer thereof.

(ii)                                  Notwithstanding any provision in this Agreement to the contrary, following the consummation of the Company’s initial Listing, the restrictions on Transfer of Ordinary Shares, Class D Convertible Shares and Class I Convertible Shares set forth in this paragraph 5 shall terminate (A) with respect to Ordinary Shares purchased directly by an Executive (as opposed to issued upon conversion of Class D Convertible Shares and/or Class I Convertible Shares), as of the date of the Company’s initial Listing, (B) with respect to all other Ordinary Shares and Class D Convertible Shares held by a Non-Electing Executive in equal tranches on each of December 31, 2005, December 31, 2006 and December 31, 2007, and (C) with respect to all other Ordinary Shares, Class D Convertible Shares and Class I Convertible Shares held by an Electing Executive in equal tranches on December 31, 2008, December 31, 2009 and December 31, 2010.

(iii)                               The restrictions on Transfer and holding set forth in this paragraph 5 shall not terminate with respect to any Class A Convertible Shares, Class B Convertible Shares, Class C Convertible Shares, Class E Convertible Shares, Class F Convertible Shares, Class G Convertible Shares and Class H Convertible Shares.

6.                                       Participation Rights.

(a)                                  If the Company proposes to issue any newly issued additional Ordinary Shares (the “New Shares”) to the MDCP Co-Investors, the Kappa Investor or any of their respective Affiliates after the date hereof and the MDCP Co-Investors, the Kappa Investor or such Affiliates participate in such issuance of New Shares, each Executive shall have the right to purchase on the same terms and conditions a pro rata portion of the New Shares equal to the product of (i) the total number of New Shares to be issued, multiplied by (ii) a fraction, (A) the numerator of which is the number of Class D Convertible Shares and Ordinary Shares held by such Executive as of the date hereof and (B) the denominator of which is the total number of Class D Convertible Shares and Ordinary Shares which are held by all shareholders immediately prior to the proposed issuance; provided that, for purposes of clause (ii) foregoing, the Kappa Investor shall be deemed to own an additional number of Ordinary Shares determined by multiplying the number of all issued Class D Convertible Shares as of immediately prior to the proposed issuance by the Relevant Proportion.

(b)                                 The Company shall give each Executive written notice of any proposed issuance of New Shares (the “Option Issuance Notice”) describing the price and terms upon which the Company proposes to issue and sell such New Shares. During the 10-day period following the date of delivery of the Option Issuance Notice (the “Election Period”) each Executive may exercise his, her or its right to purchase New Shares in accordance with this paragraph 6, for the price and upon the terms and conditions specified in the Option Issuance Notice by giving written notice to the Company and stating therein the quantity of New Shares to be purchased.

(c)                                  In the event that any Executive fails to exercise his right to subscribe for any New Shares which it is entitled to subscribe for under this paragraph 6, the Company shall have 180 days following the Election Period to issue or enter into an agreement to issue and sell the New Shares proposed to be sold at a price and upon terms not substantially more favorable to the

MDCP Co-Investors, the Kappa Investor, their respective Affiliates and other prospective subscribers therefor than those specified in the Option Issuance Notice. In the event the Company has not issued the New Shares or entered into an agreement to issue the New Shares within the said 180-day period, the Company shall not thereafter issue or otherwise transfer such New Shares without first offering such New Shares to the Executives in the manner provided in this paragraph 6.

(d)                                 If an Executive elects to subscribe for any New Shares pursuant to this paragraph 6, the closing of such subscription shall occur at such time and at such location selected by the Company.

(e)                                  Notwithstanding anything else to the contrary set forth herein, the provisions of this paragraph 6 shall not apply to any Excluded Issuances.

7.                                       Additional Restrictions on Transfer. Each holder of Executive Stock agrees not to effect any public sale or distribution of any Executive Stock or other equity securities of the Company, or any securities convertible into or exchangeable or exercisable for any of the Company’s equity securities, during the seven days prior to and the 180 days after the effectiveness of any Listing, except as part of such Listing or if otherwise permitted by the Company.

8.                                       Sale of the Company.

(a)                                  If the Board and the holders of a majority of the Ordinary Shares approve a Sale of the Company (the “Approved Sale”), all holders of Executive Stock shall consent to and raise no objections against the Approved Sale, and if the Approved Sale is structured as a sale of stock, the holders of Executive Stock shall agree to sell their shares of Executive Stock on the terms and conditions approved by the Board and the holders of a majority of Ordinary Shares. The holders of Executive Stock shall take all necessary and desirable actions in connection with the consummation of the Approved Sale.

(b)                                 The obligations of the holders of Executive Stock with respect to the Approved Sale are subject to the satisfaction of the following conditions: (i) upon the consummation of the Approved Sale, all of the holders of a particular class, type or series of Ordinary Shares shall receive the same form and amount of consideration per Ordinary Share of such class, type or series, or if any holders of the Ordinary Shares are given an option as to the form and amount of consideration to be received, all holders shall be given the same option; (ii) no holder of Executive Stock shall be required to join in any indemnification obligations or other obligations (other than with respect to representations and warranties given by such person regarding such person’s title to and ownership of Executive Stock or covenants with respect to such holder) (A) in excess of such person’s pro rata portion (determined on the basis of consideration received or receivable by such holder of Executive Stock in such transaction relative to the aggregate consideration received or receivable by all holders of the Company’s equity securities in their capacity as such) of such indemnification obligations or other obligations or (B) in excess of the greater of (I) 50% of the after-tax proceeds received or receivable by such person as a result of such transaction and (II) the aggregate Acquisition Cost for the equity securities sold by such holder in such transaction and (iii) all holders of Class D Convertible Shares and Class I Convertible Shares shall be given an opportunity to either (A) exercise their rights to convert to Ordinary Shares prior to the consummation of the Approved Sale and participate in such sale as holders of Ordinary Shares, or (B) upon the consummation of the Approved Sale, (I) receive in exchange for such Class D Convertible Shares consideration equal to the amount determined by multiplying (1) the same amount of consideration per Ordinary Share received by the holders of Class A Ordinary Shares in connection with the Approved Sale less the Class D Conversion Price per Class D Convertible Share, by (2) the number of Class A Ordinary Shares issuable upon conversion of such Class D Convertible Shares, and (II) receive in exchange for such Class I Convertible Shares consideration equal to the amount determined by multiplying (1) the same amount of consideration per Class B Ordinary Share received by the holders of Class B Ordinary Shares in connection with the Approved Sale less the Class I Conversion Price per Class I Convertible Share, by (2) the number of Class B Ordinary Shares issuable upon conversion of such Class I Convertible Shares, as applicable.

(c)                                  Each holder of Executive Stock shall bear his or her pro rata share (determined on the basis of consideration received or receivable by such holder of Executive Stock in such transaction relative to the aggregate consideration received or receivable by all holders of the Company’s equity securities in their capacity as such) of the costs of any sale of Executive Stock pursuant to an Approved Sale to the extent such costs are incurred for the benefit of all holders of Ordinary Shares and are not otherwise paid by the Company or the acquiring party. Costs incurred by each such holder of Executive Stock on his or her own behalf shall not be considered costs of the transaction hereunder.

(d)                                 Notwithstanding anything else to the contrary set forth herein or the Company’s Articles of Association, in the event of a Sale of the Company (whether or not such Sale of the Company is an Approved Sale), each holder of Executive Stock acknowledges that (i) the consideration to be received in exchange for each Convertible Share that is unvested as of the closing date of the Sale of the Company (after giving effect to any acceleration under paragraph 2(c) hereof) shall equal the lesser of (x) the amount per share paid to holders of Ordinary Shares in such transaction triggering a Sale of the Company and (y) the Original Cost for such Convertible Share, (ii) the consideration to be received or receivable in exchange for each Class D Convertible Share shall equal the amount determined by multiplying (x) the same amount of consideration per Class A Ordinary Share received or receivable by the holders of Class A Ordinary Shares in connection with the Sale of the Company less the Class D Conversion Price per Class D Convertible Share by (y) the number of Ordinary Shares issuable upon conversion of such Class D Convertible Shares, and (iii) the consideration to be received or receivable in exchange for each Class I Convertible Share shall equal the amount determined by multiplying (x) the same amount of consideration per Class B Ordinary Share received or receivable by the holders of Class B Ordinary Shares in connection with the Sale of the Company less the Class I Conversion Price per Class I Convertible Share by (y) the number of Ordinary Shares issuable upon conversion of such Class I Convertible Shares. In furtherance of the acknowledgments in this paragraph 8(d), each holder of Executive Stock agrees that (A) all unvested Convertible Shares which are not vested in connection with a Sale of the Company shall automatically be deemed transferred to a buyer of the Company and cancelled, without further action on the part of such buyer, the Company or any Executive, in connection with the consummation of such Sale of the Company upon payment by the buyer or its designee of an amount in cash (or other form of consideration payable in connection with such Sale of the Company) equal to the lesser of the number of unvested Convertible Shares held by an Executive multiplied by the amount per share paid to holders of Class A Ordinary Shares (in the case of all unvested Convertible Shares, other than Class H Convertible Shares) or Class B Ordinary Shares (in the case of all Class H Convertible Shares) in such transaction triggering a Sale of the Company and the Original Cost for all such unvested Convertible Shares and (B) all Class D Convertible Shares and Class I Convertible Shares which are not converted to Ordinary Shares in connection with such Sale of the Company shall automatically be deemed transferred to a buyer of the Company and cancelled, without further action on the part of such buyer, the Company or an Executive, in connection with consummation of such Sale of the Company upon payment by the buyer or its designee of an amount in cash (or other form of consideration payable in connection with such Sale of the Company) equal to (x) in the case of Class D Convertible Shares, the amount determined by multiplying (1) the same amount of consideration per Class A Ordinary Share received or receivable by the holders of Class A Ordinary Shares in connection with the Approved Sale less the Class D Conversion Price per Class D Convertible Share by (2) the number of Ordinary Shares issuable upon conversion of such Class D Convertible Shares and (y) in the case of Class I Convertible Shares, the amount determined by multiplying (1) the same amount of consideration per Class B Ordinary Share received or receivable by the holders of Class B Ordinary Shares in connection with the Approved Sale less the Class I Conversion Price per Class I Convertible Share by (2) the number of Ordinary Shares issuable upon conversion of such Class I Convertible Shares.

9.                                       [Intentionally Omitted].

10.                                 Definitions.

(a)                                  “Accelerated Valuation Date” means the first date on which either a Sale of the Company or an initial Listing occurs (i.e., the date upon which the Sale of the Company is consummated or an initial Listing becomes effective).

(b)                                 “Acquisition Cost” means, with respect to any equity securities, the aggregate subscription price or purchase price for such securities together with any other amounts contributed to or invested in the Company allocable to such equity securities (with any such investment or contribution that is being used to subscribe for or purchase securities being allocated to the shares so purchased or subscribed for and with any such investment or contribution that is not being used to subscribe for or purchase securities being allocated ratably among the Ordinary Shares comprising such equity securities).

(c)                                  “Additional Investor” means each Person party to that certain Shareholders and Corporate Governance Agreement, dated as of the Effective Date and as amended from time to time, in the capacity of an “Additional Investor”.

(d)                                 “Adjusted EBITDA” means, for any annual period, the consolidated net income of the Company (excluding net income related to or derived from exceptional items)

plus, in each case only to the extent deducted in determining such net income, (i) the amount of the provision for income taxes for the Company for such period, (ii) the amount of net interest expense of the Company during such period for Indebtedness for Borrowed Money, (iii) the amount of dividends actually paid by the Company to, or accrued by the Company with respect to, holders of Preferred Equity Securities (other than the Company or one of its Subsidiaries) during such period, and (iv) depreciation and amortization charges of the Company for such period, all determined on a consolidated basis in accordance with Irish generally accepted accounting principles. Adjusted EBITDA shall be determined on the basis of the audited consolidated annual financial statements of the Company.

(e)                                  “Affiliate” of any Person, means a Person controlling, controlled by or under common control with such Person.

(f)                                    “Aggregate Equity Price” means the aggregate Acquisition Cost in respect of all Ordinary Shares issued (whether to the MDCP Co-Investors pursuant to the Management Equity Plan or other investors) in connection with the settlement of consideration pursuant to the Take-Over Offer and the refinancing of indebtedness and payment of fees and expenses in connection therewith.

(g)                                 “Applicable Class B Valuation Date” means each of December 31, 2005, December 31, 2006 and December 31, 2007.

(h)                                 “Applicable Class F Valuation Date” means each of December 31, 2008, December 31, 2009 and December 31, 2010.

(i)                                     “Applicable Class H Valuation Date” means each of December 31, 2008, December 31, 2009 and December 31, 2010.

(j)                                     “Applicable Portion” means for each MDCP Co-Investor or Additional Investor, as the case may be, the Reciprocal Relevant Proportion multiplied by a fraction, the numerator of which is the number of Ordinary Shares owned by such MDCP Co-Investor or Additional Investor and the denominator of which is the number of Ordinary Shares owned by the MDCP Co-Investors and Additional Investors.

(k)                                  “Applicable Valuation Date” means any Applicable Class B Valuation Date, the Class C Valuation Date, any Applicable Class F Valuation Date, the Class G Valuation Date or any Applicable Class H Valuation Date.

(l)                                     “Appraiser” means a Person appointed by the president of the Institute of Chartered Accountants — England.

(m)                               “Associated Company” means any company having an Equity Share Capital of which not less than 20% in nominal value is beneficially owned by any Group Company.

(n)                                 “Cash Equivalents” means, as of any date of determination, cash plus cash equivalents of the Company, determined on a consolidated basis in accordance with Irish generally accepted accounting principles.

(o)                                 “Cause” shall mean, with respect to any Executive, (i) the commission of actual or attempted fraud, embezzlement, theft, misappropriation, serious misconduct or gross default by such Executive against or in respect of a Group Company or such Executive’s duties for a Group Company, which relates to a material amount or which results in a criminal conviction or settlement with criminal penalties or future restrictions or in material loss or damage to that Group Company or other Group Companies; (ii) the refusal or failure by such Executive to carry out his duties to a Group Company to a material degree, following a written warning that dismissal may result; (iii) conviction of a crime in relation to the business or assets of a Group Company, which has, in the reasonable opinion of the Board acting in accordance with the recommendation of the Company’s chief executive officer (or chief operating officer where such Executive is the chief executive officer), a material adverse effect upon a Group Company or its shareholders, other than (A) violation of the Road Traffic Acts and (B) a criminal matter in respect of which such Executive has been indemnified by a Group Company and is entitled to indemnification, (iv) knowing violation of the Foreign Corrupt Practices Act, or (v) material breach of a material, formal agreement in writing (other than an employment agreement) between such Executive and the Company or the Group Company by which such Executive is or was employed or serves as an officer or director; provided that for the avoidance of doubt, the termination of an Executive’s employment, or service as an officer or director, by a Group Company shall not be for Cause if it results wholly or mainly from (v) such Executive’s death or disability, (w) such Executive’s retirement on grounds of age or pursuant to an early retirement plan of the Group Company that employs the Executive or for which you serve as an officer or director, (x) such Executive’s voluntary resignation (unless such Executive is subject to internal or external proceedings likely to lead to a termination for Cause at the time of such resignation), (y) such Executive’s redundancy, or (z) the Group Company that employs such Executive, or for which Executive serves as an officer, or director, ceasing for any reason to be a Group Company.

(p)                                 “Class A Convertible Shares” has the meaning given to such term in the Company’s Articles of Association.

(q)                                 “Class A Ordinary Shares” has the meaning given to such term in the Company’s Articles of Association.

(r)                                    “Class B Convertible Shares” has the meaning given to such term in the Company’s Articles of Association.

(s)                                  “Class B Ordinary Shares” has the meaning given to such term in the Company’s Articles of Association.

(t)                                    “Class C Convertible Shares” has the meaning given to such term in the Company’s Articles of Association.

(u)                                 “Class D Conversion Price” means, (i) with respect to any Class D Convertible Share, the fair market value of a Class A Ordinary Share as of the date of issue of any Class A Convertible Share, Class B Convertible, Class C Convertible Share, Class E Convertible Share, Class F Convertible Share or Class G Convertible Share which had converted into such Class D Convertible Share less the amount paid for the Class A Convertible Share,

Class B Convertible Share, Class C Convertible Share, Class E Convertible Share, Class F Convertible Share or Class G Convertible Share which had converted into such Class D Convertible Share; provided that, with respect to each Convertible Share (other than Class H Convertible Share or Class I Convertible Share) issued on or prior to February 6, 2005 (which shall include Class E Convertible Shares, Class F Convertible Shares and Class G Convertible Shares issued after February 6, 2005 to the extent such shares were issued upon conversion of Class A Convertible Shares, Class B Convertible Shares and Class C Convertible Shares issued prior to February 6, 2005), the “Class D Conversion Price” for the Class D Convertible Share issued upon conversion of such Convertible Share (a “Relevant Class D Convertible Share”) shall be €9.999 less an amount per Relevant Class D Convertible Share calculated according to the following formula:

€R	=	RA + I + C
N + W

Where:

R	=	the amount of the reduction in Class D Conversion Price per Relevant Class D Convertible Share.

RA	=	being the “Reduction Amount”, or the amount paid to shareholders in the Reduction (the US Dollar portion of which shall be converted to Euro at the exchange rate prevailing on the date of conversion).

I	=

the aggregate amount of interest accrued or paid (including interest paid by capitalisation pursuant to the agreement relative thereto) to the date upon which R is to be determined by the Company’s subsidiary, JSG Holdings plc, with respect to the indebtedness incurred by it on or prior to the date of the Reduction, for the purposes of on-lending to the Company to fund the Reduction Amount and of meeting related costs (the “HYD Offering”).

C	=	the aggregate costs and fees incurred by the Company and JSG Holdings plc to underwriters, financial advisers and legal counsel in connection with the HYD Offering.

N	=	the number of Ordinary Shares in issue at the date of the Reduction.

W	=	the number of Ordinary Shares issuable upon exercise of all Warrants of the Company outstanding at the date of the Reduction.

In no event shall the Class D Conversion Price be reduced to less than €0.

(v)                                 “Class D Convertible Shares” has the meaning given to such term in the Company’s Articles of Association.

(w)                               “Class E Convertible Shares” has the meaning given to such term in the Company’s Articles of Association.

(x)                                   “Class F Convertible Shares” has the meaning given to such term in the Company’s Articles of Association.

(y)                                 “Class G Convertible Shares” has the meaning given to such term in the Company’s Articles of Association.

(z)                                   “Class G Valuation Date” means December 31, 2010.

(aa)                            “Class H Valuation Date” means December 31, 2010.

(bb)                          “Class H Convertible Shares” has the meaning given to such term in the Company’s Articles of Association.

(cc)                            “Class I Conversion Price” means with respect to any Class I Convertible Share, the fair market value of a Class B Ordinary Share as of the date of issue of any Class H Convertible Share which had converted into such Class I Convertible Share less the amount paid for the Class H Convertible Share which had converted into such Class I Convertible Share; provided that, with respect to each Class H Convertible Share issued on the Effective Date, the “Class I Conversion Price” for the Class I Convertible Share issued upon conversion of such Class H Convertible Share shall be €5.6924.

(dd)                          “Class I Convertible Shares” has the meaning given to such term in the Company’s Articles of Association.

(ee)                            “Convertible Shares” means each of the Class A Convertible Shares, Class B Convertible Shares, Class C Convertible Shares, Class D Convertible Shares, Class E Convertible Shares, Class F Convertible Shares, Class G Convertible Shares, Class H Convertible Shares, and Class I Convertible Shares.

(ff)                                “Corporate Family Member” in respect of each Executive, any corporate entity in respect of which (i) all of its issued voting shares; (ii) the right or power of appointment of all of its directors; and (iii) at least 85% of the entire economic interest therein (comprising shares entitling their owners to capital and dividends in and from such corporate entity) are respectively owned and held (either directly or through other Corporate Family Members) by such Executive and/or those Family Members of such Executive as are described in clause (i) of the definition of Family Member.

(gg)                          “Electing Executive” means each Executive that, in accordance with the signature pages attached hereto, has elected to exchange his or her Class A Convertible Shares, Class B Convertible Shares and Class C Convertible Shares for, respectively, Class E Convertible Shares, Class F Convertible Shares and Class G Convertible Shares.

(hh)                          “Election Period” means the period during which an Executive is entitled to elect to convert his or her Class A Convertible Shares, Class B Convertible Shares and Class C Convertible Shares for, respectively, Class E Convertible Shares, Class F Convertible Shares and Class G Convertible Shares, as set forth by the Company in the information materials regarding such conversion opportunity circulated by the Company to holders of Class A Convertible Shares, Class B Convertible Shares and Class C Convertible Shares.

(ii)                                  “Eligible Class B Convertible Shares” means Class B Convertible Shares that are (but for the penultimate sentence of paragraph 2(b)(ii)) scheduled to be eligible for vesting on an Applicable Class B Valuation Date that is after the Accelerated Valuation Date (i.e., shares not eligible for vesting prior to such Accelerated Valuation Date).

(jj)                                  “Eligible Class F Convertible Shares” means Class F Convertible Shares that are (but for the penultimate sentence of paragraph 2(b)(v)) scheduled to be eligible for vesting on an Applicable Class F Valuation Date that is after the Accelerated Valuation Date (i.e., shares not eligible for vesting prior to such Accelerated Valuation Date).

(kk)                            “Eligible Class H Convertible Shares” means Class H Convertible Shares that are (but for the penultimate sentence of paragraph 2(b)(vii)) scheduled to be eligible for vesting on an Applicable Class H Valuation Date that is after the Accelerated Valuation Date (i.e., shares not eligible for vesting prior to such Accelerated Valuation Date).

(ll)                                  “Equity Share Capital” shall have the meaning assigned in Section 155 of the Companies Act, 1963.

(mm)                      “Excluded Issuances” means the issuance of (i) any Ordinary Shares after the date hereof for management incentive and/or compensation purposes, (ii) any Ordinary Shares (other than issuances to the MDCP Co-Investors, its Affiliates and the Co-Investors in their capacity as equity holders of the Company) issued as consideration for an acquisition or joint venture transaction, (iii) any Ordinary Shares issued as an “equity kicker” in respect of indebtedness for borrowed money or in respect of Preferred Equity Securities, (iv) any Ordinary Shares issued upon conversion of any of the Convertible Shares, (v) any Ordinary Shares issued pursuant to the Kappa Purchase Agreement and/or conversion of the PIK, (vi) any Ordinary Shares issued upon conversion of the dividend or sale preference on Class A Ordinary Shares, (vii) any options, warrants or rights to acquire, or shares convertible into, Ordinary Shares listed in clauses (i) through (vi), and (viii) Ordinary Shares issued in connection with or pursuant to a Public Sale.

(nn)                          “Executive Stock” shall mean all Ordinary Shares issued or issuable hereunder or acquired hereinafter by any Executive (including any Ordinary Shares issued or issuable (either directly or indirectly) upon conversion of any Executive’s Convertible Shares). Executive Stock shall continue to be Executive Stock in the hands of any holder other than an Executive (except for the Company and the Co-Investors and except for transferees in a Public Sale), and except as otherwise provided herein, each such other holder of Executive Stock shall succeed to all rights and be subject to all and obligations attributable to an Executive as a holder of Executive Stock hereunder. Executive Stock shall also include shares of the Company’s capital stock and other securities issued with respect to Executive Stock by way of a stock split, stock dividend or other recapitalization.

(oo)                          “Fair Market Value” of each share of Executive Stock means the average of the closing prices of the sales of Ordinary Shares on all securities exchanges on which the Ordinary Shares may at the time be listed on the day immediately prior to Executive’s termination. If at any time the Ordinary Shares are not listed on any securities exchange, the Fair Market Value shall be the fair value of the Ordinary Shares determined in good faith by the Board (acting as experts and not arbitrators and without taking into account the effect of any contemporaneous repurchase of Class E Convertible Shares, Class F Convertible Shares, Class G Convertible Shares and Class H Convertible Shares under paragraph 4 hereof). If a terminated Executive reasonably disagrees with such determination, the Board and such Executive will negotiate in good faith to agree on such Fair Market Value. If such agreement is not reached within 30 days after the delivery of the Redemption Notice or the Supplemental Redemption Notice, Fair Market Value shall be determined by the Appraiser, who shall be instructed to submit to the Board and the Executive a report within 30 days of its engagement setting forth such determination. The expenses of the Appraiser shall be borne by the terminated Executive unless the Appraiser’s valuation is not less than 7.5% greater than the amount determined by the Board, in which case, the costs of the Appraiser shall be borne by the Company. The determination of such Appraiser shall (absent manifest error) be final and binding upon all parties. Notwithstanding the foregoing, the “Fair Market Value” of any Executive Stock that is a Class A Convertible Share, Class B Convertible Share, Class C Convertible Share, Class E Convertible Share, Class F Convertible Share, Class G Convertible Share or Class H Convertible Share shall be the Original Cost for such Convertible Share and the “Fair Market Value” of any Executive Stock that is a Class D Convertible Share or Class I Convertible Share means the Fair Market Value of an Ordinary Share determined in accordance with this definition minus the Conversion Price for such Class D Convertible Share or Class I Convertible Share, respectively.

(pp)                          “Family Member” in respect of each Executive, (i) such Executive’s spouse, descendants (whether natural or adopted), siblings, siblings’ descendants and siblings’ spouses and any trust solely for the benefit of such Executive and/or such Executive’s spouse, descendants, siblings, siblings’ descendants and/or siblings’ spouses and (ii) Corporate Family Members of such Executive; provided that in respect of Dr. MW J. Smurfit, Mrs. Anne Smurfit (the widow of his deceased brother Jefferson Smurfit Junior) shall be deemed to be a sibling for all purposes of this Agreement; provided further that in respect of Mr. Frank Doyle, Ms. Catriona Moore shall be deemed to be his spouse for all purposes of this Agreement.

(qq)                          “5% Owner” means any Person that owns 5% or more of the Company’s Ordinary Shares on a fully-diluted basis.

(rr)                                “Group Companies” means the Company, JSG and their respective Subsidiaries and Associated Companies and “Group Company” means any of the Group Companies.

(ss)                            “Indebtedness for Borrowed Money” means, with respect to the Company and its Subsidiaries at any date, without duplication: (i) all obligations of the Company and its Subsidiaries for borrowed money or in respect of loans or advances; (ii) all obligations of the Company and its Subsidiaries evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations in respect of letters of credit, whether or not drawn, and bankers’

acceptances issued for the account of the Company and its Subsidiaries; (iv) all capitalized lease liabilities of the Company and its Subsidiaries; (v) all interest rate protection agreements of the Company and its Subsidiaries (valued on a market quotation basis); (vi) all obligations of the Company and its Subsidiaries secured by a contractual lien; (vii) all guarantees of obligations of Persons other than Company and its Subsidiaries in connection with any of the foregoing; and (viii) any accrued interest, prepayment premiums or penalties related to any of the foregoing, in each case calculated as though the payment is made on an Accelerated Valuation Date or Applicable Valuation Date; provided that Indebtedness for Borrowed Money shall not include any obligations of any of the Company or any of its Subsidiaries, on the one hand, to the Company or any other of its Subsidiaries, on the other hand.

(tt)                                “Independent Third Party” means any Person who, immediately prior to the contemplated transaction, is not a 5% Owner, is not controlling, controlled by or under common control with any 5% Owner and is not the spouse or descendent (by birth or adoption) of any 5% Owner.

(uu)                          “JSG” means Jefferson Smurfit Group Limited, an Irish private limited company.

(vv)                          “Kappa Acquisition” means the acquisition of Kappa contemplated by the Kappa Purchase Agreement.

(ww)                      “Kappa Investor” means Smurfit Kappa Feeder G.P. Limited, acting in its capacity as general partner of, and on behalf of, Smurfit Kappa Feeder L.P., a limited partnership organized under the laws of Jersey.

(xx)                              “Listing” means the admission of all or any part of any Ordinary Shares to the Official List of The Irish Stock Exchange Limited or the Official List of the FSA, and to trading on the market for listed securities of the London Stock Exchange or to trading on the Alternative Investment Market or the taking effect of any granting of permission to deal in the same on any recognized investment exchange (as that term is used in the Financial Services Act 1986) or the registration of all or any of any Common Equity Securities (or equivalent securities of any Subsidiary or American Depository Receipts with respect to any of the forgoing) on Form F-1, F-2 or F-3 (or any similar long-form or short-form registrations) pursuant to the United States Securities Act of 1933 (as amended) or any similar US federal law, or any similar listing or registration by the Company of any Ordinary Shares or other Common Equity Securities on the public stock exchange or securities market in any other jurisdiction.

(yy)                          “Majority Holders” means holders of a majority of Convertible Shares (and Ordinary Shares issued upon conversion of Convertible Shares) then outstanding.

(zz)                              “MDCP Co-Investor Cash Inflows” shall be calculated (i) in accordance with paragraph 2(b)(ix) with respect to (x) equity securities remaining on an Applicable Class B Valuation Date, Class C Valuation Date, Applicable Class F Valuation Date, Class G Valuation Date, or an Applicable Class H Valuation Date, (y) equity securities sold through the date of a Sale of the Company and (z) equity securities remaining on the date of a Listing and (ii) for all other purposes by calculating cash payments actually received or receivable by the MDCP Co-Investors on or prior to the Valuation Date in exchange for their equity securities, whether such payments are received or receivable from the Company or a third party; provided that in the event any consideration to be received by the MDCP Co-Investors in connection with any sale of equity securities is deferred consideration, contingent consideration or non-cash consideration, the Cash Inflows to be received by the MDCP Co-Investors with respect to such deferred consideration, contingent consideration and/or non-cash consideration shall, solely for purposes of calculating MDCP Co-Investor Cash Inflows as of such Accelerated Valuation Date, be determined with reference to the fair market value thereof as of such Accelerated Valuation Date by the Appraiser, whose services shall for this purpose be paid for by the Company and whose determination shall (absent manifest error) be binding and conclusive; provided further that for purposes of calculating Cash Inflows, no management, closing or other fees paid to the MDCP Co-Investors or their Affiliates by or on behalf of the Company and/or its Subsidiaries shall be included (other than an amount equal to €38,000,000 multiplied by a fraction, (x) the numerator of which is the aggregate Acquisition Cost of Ordinary Shares of Jefferson Smurfit Group Limited owned by the MDCP Co-Investors on or prior to September 17, 2002 less the Acquisition Cost of Ordinary Shares of Jefferson Smurfit Group Limited transferred by the MDCP Co-Investors to their co-investors and Affiliates on or prior to September 17, 2003 or acquired pursuant to the Management Equity Plan on or prior to January 17, 2003 and (y) the denominator of which is (A) the Aggregate Equity Price minus (B) the Acquisition Cost of Ordinary Shares of Jefferson Smurfit Group Limited acquired pursuant to the Management Equity Plan. Notwithstanding the foregoing, for purposes of calculating “MDCP Co-Investor IRR” hereunder, “MDCP Co-Investor Cash Inflows” shall include amounts received by the MDCP Co-Investors in the Reduction and shall include any dividend or sale preference created in accordance with the Kappa Purchase Agreement and received by the MDCP Co-Investors in respect of their Class A Ordinary Shares, in each case to the extent not otherwise accounted for in the calculation of MDCP Co-Investor Cash Inflows.

(aaa)                      “MDCP Co-Investor Cash Outflows” as used herein shall include the sum of the aggregate Acquisition Cost paid by the MDCP Co-Investors in and to the Company or its Subsidiaries (including, for the avoidance of doubt, Jefferson Smurfit Group Limited).

(bbb)                   “MDCP Co-Investor IRR” means, as of the Applicable Valuation Date, the annual interest rate (compounded quarterly and expressed as a percentage) which, when used to calculate the net present value as of September 17, 2002 of all MDCP Co-Investor Cash Inflows and all MDCP Co-Investor Cash Outflows, causes the difference between MDCP Co-Investor Cash Inflows and MDCP Co-Investor Cash Outflows to equal zero. The IRR will be calculated in good faith by the Board, which determination shall be conclusive and binding unless the Majority Holders reasonably disagree with such calculation and give written notice of such disagreement within 30 days after the Board has made its determination of MDCP Co-Investor IRR (a “Dispute Notice”). If a Dispute Notice is delivered, the Board and a representative designated by the Majority Holders (the “Representative”) will negotiate in good faith to agree on the calculation of MDCP Co-Investor IRR. If such agreement is not reached within 30 days after the delivery of the Dispute Notice, MDCP Co-Investor IRR shall be calculated by the Appraiser, which shall be instructed to submit to the Board and such Executive a report within 30 days of its engagement setting forth such calculation (with it being understood that the Appraiser shall be engaged in reference to the calculation of MDCP Co-Investor IRR (but not with respect to an audit or re-audit of the Company’s books and records or the calculation of Total Value and the components thereof)). The expenses of the Appraiser shall be borne by the Majority Holders unless the Appraiser’s MDCP Co-Investor IRR calculation is greater than the amount determined by the Board, in which case, the costs of the Appraiser shall be borne by the Company. The determination of such Appraiser shall (absent manifest error) be final and binding upon all parties.

(ccc)                      “MDCP Co-Investor Majority” means the holders of a majority of the Ordinary Shares held by all MDCP Co-Investors.

(ddd)                   “MDCP Co-Investors” means, collectively, MDCP IV Global Investments LP, MDCP III Global Investments LP, MDSE III Global Investments LP and any Affiliate of the foregoing that owns or holds Ordinary Shares as of the date of determination and “MDCP Co-Investor” means any of the MDCP Co-Investors.

(eee)                      “Non-Electing Executives” means the Executives, other than the Electing Executives.

(fff)                            “Ordinary Shares” means Class A Ordinary Shares and Class B Ordinary Shares and any other class of Ordinary Shares of the Company created after the date of this Agreement in accordance with the Articles of Association.

(ggg)                   “Original Cost” of each Ordinary Share issued to an Executive on or prior to the date of this Agreement shall be equal to €5.6924 and of each Convertible Share issued to an Executive on or prior to the date of this Agreement (including pursuant to paragraph 1 hereof) shall be equal to €0.001, and for any Ordinary Share or Convertible Share issued by the Company after the date hereof shall be the purchase price per share paid therefor as set forth on the signature page or joinder agreement executed by Executive and accepted by the Company, in each case as proportionately adjusted for all subsequent stock splits, stock dividends and other recapitalizations.

(hhh)                   “Permitted Transferee” means any holder of Executive Stock who acquired such stock pursuant to a transfer permitted by paragraph 5(b).

(iii)                               “Person” means an individual, a partnership, a limited liability company an unlimited liability company, a company limited by guarantee, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(jjj)                               “PIK” shall have the meaning given to such term in the Kappa Purchase Agreement.

(kkk)                      “Preferred Equity Securities” means any equity securities of the Company or any of its Subsidiaries which are limited to a fixed sum or percentage of stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Company or any such Subsidiary.

(lll)                               “Public Sale” means (x) any sale after a Listing in any European Union member state or (y) in the case of a Listing in the United States, any sale pursuant to a registered public offering under the Securities Act or any sale to the public pursuant to Rule 144 promulgated under the Securities Act effected through a broker, dealer or market maker.

(mmm)             “Reciprocal Relevant Proportion” has the meaning given to such term in the Kappa Purchase Agreement.

(nnn)                   “Redeemable Stock” means Executive Stock, other than Ordinary Shares purchased by Executive; provided that “Redeemable Stock” shall include Ordinary Shares issued upon conversion of Class D Convertible Shares and/or Class I Convertible Shares.

(ooo)                   “Reduction” means the share capital reduction completed by the Company in January 2005 pursuant to S.72, Companies Act 1963.

(ppp)                   “Relevant Proportion” has the meaning given to such term in the Kappa Purchase Agreement.

(qqq)                   “Sale of the Company” means the sale of the Company to an Independent Third Party or affiliated group of Independent Third Parties pursuant to which such party or parties acquire (i) capital stock of the Company possessing the voting power to elect a majority of the Company’s board of directors (whether by merger, consolidation or sale or transfer of the Company’s capital stock) or (ii) all or substantially all of the Company’s assets determined on a consolidated basis; provided that in no event shall a Sale of the Company be deemed to arise, in whole or in part, from completion of the Kappa Acquisition and completion of the transactions contemplated by the Kappa Purchase Agreement.

(rrr)                            “Securities Act” means the Securities Act of 1933, as amended.

(sss)                      “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, not less than 50% of the total voting power of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing general partner of such limited liability company, partnership, association or other business entity.

(uuu)                   “Take-Over Offer” means an offer for the entire issued and to be issued share capital of JSG made by the Company or one of its Subsidiaries.

(vvv)                   “Total Value” means, as of any date of determination, the result equal to (i) six (6) multiplied by Adjusted EBITDA, plus (ii) Cash Equivalents in excess of €40,000,000 minus (iii) Indebtedness for Borrowed Money (including as may be owed in respect of the PIK), minus (iv) the aggregate stated value of, plus accrued but unpaid dividends with respect to, any Preferred Equity Securities, minus (v) the aggregate unpaid dividend or sale preference (if any) on the Class A Ordinary Shares.

(www)             “Valuation Date” means an Accelerated Valuation Date or an Applicable Valuation Date.

11.                                 Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested), sent by reputable overnight courier service (charges prepaid) or sent by facsimile (hard copy to follow) to the recipient at the address or facsimile number indicated below:

To the Company:

c/o Jefferson Smurfit Group Limited
Headquarters
Beech Hill
Clonskeagh
Dublin 4
Facsimile: 353-1-283-7113

With copies to:

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, IL 60601
Telephone: (312) 861-2000
Fax: (312) 861-2200
Attn: Dennis M. Myers, P.C.

To Executive:

At the address listed below Executive’s signature on the signature page attached hereto.

To the MDCP Co-Investors:

c/o Madison Dearborn Partners LLC
Three First National Plaza
Suite 3800
70 W. Madison

Chicago, IL 60602
Telephone: (312) 895-1000
Fax: (312) 895-1056
Attn: Samuel M. Mencoff

With copies to:

c/o Madison Dearborn Partners, LLC
Three First National Plaza
Suite 3800
Chicago, IL 60602
Telephone: (312) 895-1000
Fax: (312) 895-1056
Attn: Samuel M. Mencoff

and

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, IL 60601
Telephone: (312) 861-2000
Fax: (312) 861-2200
Attn: Dennis M. Myers, P.C.

If to the Kappa Investor:

c/o Cinven Limited
Warwick Court
Paternoster Square
London
EC4M 7AG
Attention: Marcus Wood
Facsimile: (020) 7661 3888

And

c/o CVC Capital Partners Limited
111 StrandLondon
WC2R 0AG
UK
Attention: David Milne
Facsimile: (020) 7420 4231

with a copy to:

Freshfields Bruckhaus Deringer
65 Fleet Street
London EC4Y 1HS
UK
Attention: Edward Braham / David Higgins
Facsimile: (020) 7832 7001

or such other address or facsimile number or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending part. Any notice under this Agreement shall be deemed to have been given when so delivered or sent or, if mailed, five days after deposit in the mail, two days after being sent by reputable overnight courier service (charges prepaid) or on the same day if received by facsimile during business hours on a business day (hard copy to follow).

12.                                 General Provisions.

(a)                                  Transfers in Violation of Agreement. Any Transfer or attempted Transfer of any Executive Stock in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Executive Stock as the owner of such stock for any purpose.

(b)                                 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(c)                                  Complete Agreement. This Agreement, those documents expressly referred to herein, the Company’s Articles of Association, the Registration Rights Agreement, the Corporate Governance Agreement and, with respect to any employee party to such an employment letter, any employment letter between the Company or one of its Subsidiaries and an Executive embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way (including, without limitation, the Prior Agreement). Notwithstanding the foregoing, (i) nothing herein shall be deemed to amend, supersede or preempt any agreement of an Executive made in any Acceptance Form included with that certain Exchange Offer information memorandum dated on or about January 19, 2004, including, without limitation, the power of attorney executed in connection therewith and (ii) with respect to any individual party to the Prior Agreement that does not execute a counterpart to this Agreement to become party hereto as an Executive, if the amendments affected by this Agreement are not binding on such individual, such individual shall remain party to, and subject to the rights, benefits and obligations of, the Prior Agreement.

(d)                                 Counterparts. This Agreement may be executed in separate counterparts (including by facsimile or electronic transmission), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(e)                                  Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by each Executive, the Company, the Investors and their respective successors and assigns (including subsequent holders of Executive Stock); provided that the rights and obligations of Executive under this Agreement shall not be assignable except in connection with a permitted transfer of Executive Stock hereunder.

(f)                                    Choice of Law. This Agreement shall be governed by the internal law of Ireland. Any suit or action brought against any Executive hereunder should be brought exclusively in the courts of Ireland (it being understood that, except as set forth in this sentence, nothing contained in this subparagraph (f) shall limit any party’s rights to bring any suit against any party (other than any Executive) or with respect to the subject matter hereof in any other jurisdiction); provided that in the case more than one Executive is bringing a claim against the Company on a set of related facts, all such claims shall be joined in a single proceeding in Ireland.

(g)                                 Remedies. Each of the parties to this Agreement (including the Investors) shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorneys fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to an court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

(h)                                 Amendment and Waiver. The provisions of this Agreement may be amended and waived with respect to any Executive only with the prior written consent of the Company and the Majority Holders; provided that any such amendment or waiver that adversely discriminates against an Executive in a manner that is adversely disproportionate to such Executive relative to the Majority Holders shall be effective against such Executive only with the prior written consent of such Executive; provided further that this Agreement may be amended and waived with respect to the MDCP Co-Investors’ rights or the Kappa Investor’s rights under this Agreement only with the prior written consent of the MDCP Co-Investor Majority and the Kappa Investor, respectively.

(i)                                     Third-Party Beneficiaries. Certain provisions of this Agreement are entered into for the benefit of and shall be enforceable by the MDCP Co-Investors as provided herein.

(j)                                     Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the state in which the Company’s chief executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

(k)                                  Rights of the Company. Nothing in this Agreement shall interfere with or limit in any way the right of the Company to terminate an Executive’s employment, or service as an officer or director at any time (with or without cause), nor confer upon any Executive any right to continue in the employ of, or to serve as an officer or director for, the Company for any period of time or to continue his or her present (or any other) rate of compensation, and in the event of his or her termination of employment or termination of his service as an officer, or director (including, but not limited to, termination by the Company without cause) any portion of such Executive’s Convertible Shares that were not previously vested and convertible shall be forfeited. Nothing in this Agreement shall confer upon any Executive any right to be selected again as a Management Equity Plan participant.

(l)                                     Adjustments. In the event of a reorganization, recapitalization, stock dividend or stock split, or combination or other change in the Ordinary Shares, the Board may, in order to prevent the dilution or enlargement of rights granted hereunder, make such adjustments in the number and type of shares authorized by the Management Equity Plan, the number and type of shares in respect of which the Convertible Shares granted hereunder are convertible and the Conversion Price specified herein as may be determined to be appropriate and equitable. Any such adjustment shall be subject to confirmation by the Company’s auditors.

(m)                               Effectiveness. This Agreement shall become effective, with respect to each Executive, upon execution and delivery of this Agreement by the Company and each such Executive.

(n)                                 Taxes. The Company shall be entitled, if necessary or desirable, to withhold (or secure or require payment from an Executive in lieu of withholding) the amount of any withholding or other tax due with respect to any amount payable and/or shares issuable under this Agreement or the Management Equity Plan, and the Company may defer any payment or issuance unless indemnified to its satisfaction with regard to any tax matter for the amounts payable or shares issuable. Each Executive hereby indemnifies the Company for any tax, liability, loss, expense or penalty that the Company incurs as a result of an Executive not paying the aggregate taxes which an Executive is required to pay in respect of the Convertible Shares issued hereunder or the Ordinary Shares issued in respect thereof (including, in each case, upon sale or disposition thereof). Prior to withholding any amount or requiring any indemnification from any Executive, the Company shall consult with the Executive and his tax advisors regarding the withholding and the indemnification requested.

(p)                                 Tax Advice. Each Executive will consult with his or her own tax advisor regarding the tax treatment of the Ordinary Shares and the Convertible Shares (it being understood that the Company is not giving an opinion with respect to nor guaranteeing, and shall not be deemed to be giving an opinion with respect to nor guaranteeing, any tax results or consequences). Without limiting the generality of the foregoing, nothing herein shall prohibit the Company from making any filings or reports it reasonably believes may be required to be made with local governmental authorities in respect of the Convertible Shares or the Ordinary Shares issued or issuable hereunder (including upon sale or disposition thereof).

13.                                 Listing. In the event that the Board and the holders of a majority of the Ordinary Shares (voting as a single class) then outstanding approve a Listing, each Executive shall take all necessary or desirable actions in connection with the consummation of the Listing as requested by the Company. In the event that such Listing is an underwritten offering and the managing underwriters advise the Company in writing that in their opinion the capital stock structure would adversely affect the marketability of the offering, each Executive shall consent to and vote for a recapitalization, reorganization and/or exchange of Ordinary Shares into securities that the managing underwriters, the Board and the holders of a majority of the Ordinary Shares then outstanding (voting as a single class) find acceptable, and each Executive shall take all necessary or desirable actions in connection with the consummation of the recapitalization, reorganization and/or exchange as requested by the Company: provided that the resulting securities reflect and are consistent with the rights and preferences set forth in the Company’s Articles of Association as in effect immediately prior to such Listing.

14.                                 Certificates. In the event that any Executive requests or demands that the Company issue one or more certificates representing the shares of Executive Stock purchased hereunder, the Company may require that the certificate be registered in the name of a nominee or custodian designated by the Company (the “Nominee”), and that, as a condition to such issuance, the Nominee will enter into an agreement with the Company and the MDCP Co-Investor Majority which shall include, among other things, a provision that the Nominee will not Transfer such Executive Stock except in strict accordance with the terms of this Agreement (in which case the Nominee shall give prior written notice of such Transfer to the Company and the MDCP Co-Investor Majority) without the prior written consent of the Company and MDCP Co-Investor Majority. In the event that the Nominee does not agree to enter into an agreement with the Company, each holder of Executive Stock irrevocably agrees that the Company shall be entitled to retain the certificates representing such Executive Stock in furtherance of such holder’s obligations hereunder.

* * * * *

IN WITNESS WHEREOF, this Management Equity Agreement has been executed as of the date first written above.

JSG PACKAGING LIMITED

By:	/s/ Michael O’Riordan

Its:	Secretary

Acknowledged and agreed as of the date first above written:

MDCP IV GLOBAL INVESTMENTS LP

By: MDP IV Global GP, LP
Its: General Partner

By: MDP Global Investors Limited
Its: General Partner

/s/ Samuel M. Mencoff
By:	Samuel M. Mencoff
Its:	Managing Director

MDCP III GLOBAL INVESTMENTS LP

By: MDP III Global GP, LP
Its: General Partner

By: MDP Global Investors Limited
Its: General Partner

/s/ Samuel M. Mencoff
By:	Samuel M. Mencoff
Its:	Managing Director

MDSE III GLOBAL INVESTMENTS LP

By: MDP III Global GP, LP
Its: General Partner

By: MDP Global Investors Limited
Its: General Partner

/s/ Samuel M. Mencoff
By:	Samuel M. Mencoff
Its:	Managing Director

Acknowledged and agreed as of the date first above written:

/s/ Michael W.J. Smurfut
Dr. Michael W.J. Smurfit

/s/ Gary McGann
Gary McGann

/s/ Anthony P.J. Smurfit
Anthony P.J. Smurfit

/s/ Ian J. Curley
Ian J. Curley

Acknowledged and agreed as of the date first above written:

Smurfit Kappa Feeder G.P. Limited acting in its capacity as general partner of, and on behalf of, Smurfit Kappa Feeder L.P.

By:	/s/ [Illegible]

Its:	Director

Acknowledged and agreed as of the date first above written:

BACCHANTES TWO LIMITED

By:	/s/ J. M. Killip

Its:	J. M. Killip Director

For signature by individuals

Signature:
Name:
(please print)

For signature by partnerships, corporations or other entities

Name:
(please print)